For Immediate Release

Contacts:

Kevin Comps, President
616-974-8491 | kevin.comps@northpointe.com

Brad Howes, CFO
616-726-2585 | brad.howes@northpointe.com

Northpointe Bancshares, Inc. Announces Appointment of Three New Board Members

GRAND RAPIDS, MICHIGAN (August 11, 2025) – Northpointe Bancshares, Inc. (NYSE: NPB) (the “Company”) and its subsidiary, Northpointe Bank, announced today the appointment of Raj Chaudhary, David Lawrence, and John Tuttle, to the Company and Northpointe Bank Board of Directors, effective August 12, 2025.

“We are excited to welcome three new accomplished leaders to our Board,” said Chuck Williams, Chairman and Chief Executive Officer. “The combined experience and demonstrated expertise in technology, cybersecurity, financial stewardship, capital markets and innovation will help further enhance the Bank’s commitment to strong governance and long-term growth.”

Raj Chaudhary is a seasoned executive with over 34 years of experience in digital risk, cybersecurity, enterprise risk management and corporate governance. As a former partner with Crowe, LLP, he was the Global Leader of Digital Risk and Cybersecurity Solutions in their consulting practice. His previous leadership roles include Marketing Manager for IBM and Senior Engineer for Lawson Fisher Associates. Raj brings a wealth of experience in developing enterprise-wide security and privacy programs, executing security strategies and assessments, and auditing and enhancing security practices and physical security procedures.

David Lawrence brings nearly 40 years of experience in providing professional and audit services to financial institutions. As a former audit partner with Crowe, LLP, he oversaw and led Crowe’s Michigan Financial Services Audit Practice. He brings invaluable financial services industry experience in finance, accounting, audit, compliance, and governance, including leading assurance and consulting engagements for Crowe serving larger publicly traded banks.

John Tuttle is an experienced executive who has served in a variety of leadership roles and developed broad relationships with investors and leaders across various industries. He is currently President of Acrisure, a global fintech leader that employs over 19,000 people across 24 countries. John’s previous leadership roles include Vice Chairman of the New York Stock Exchange and serving at the U.S. Department of State. Throughout his career, he has helped drive operational and financial performance and has extensive public company experience, including listings, capital markets, and exchange-traded products.

About Northpointe Bancshares, Inc.:
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.